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SUBSIDIARIES OF THE REGISTRANT                                    EXHIBIT  21.1.

California:
North American Watch Service Corporation

New Jersey:
EWC Marketing Corp.
SwissAm Inc.
Movado Retail Group, Inc

Delaware:
Movado International, Ltd.
Movado Corporation
NAW Corporation
NAWC Corum Corporation
Movado Group Delaware Holdings Corporation

Switzerland:
Concord Watch Company, S.A.
Movado Watch Company, S.A.
N.A. Trading, Ltd.
Montres Movado Bienne, S.A.
Grandjean GmbH

Canada:
Movado Group of Canada, Inc.

Japan:
Concord Movado Japan Co., Ltd.

Singapore:
Swissam Pte. Ltd.

Hong Kong:
Swissam Ltd.
Swissam Products Ltd.

Germany:
Movado Deutschland G.m.b.H.
Concord Deutschland G.m.b.H.